AS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION ON JUNE 22, 2022

Investment Company Act File No. 811-23765

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE
INVESTMENT COMPANY ACT OF 1940 /X/

AMENDMENT NO. 1

AOG INSTITUTIONAL DIVERSIFIED MASTER FUND

(Exact Name of Registrant as Specified in Charter)

11911 Freedom Drive, Suite 730
Reston, Virginia 20190
(Address of Principal Executive Offices, Zip Code)

1-703-757-8020
(Registrant’s Telephone Number, including Area Code)

Frederick Baerenz
AOG Wealth Management
11911 Freedom Drive, Suite 730
Reston, Virginia 20190
(Name and Address of Agent for Service)

Copy to:

Martin H. Dozier Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street Atlanta, GA 30309 Tel: (404) 881-7000 Fax: (404) 881-7777	David Baum Alston & Bird LLP The Atlantic Building 950 F Street NW Washington, D.C. 20004 Tel: (202) 239-3300 Fax: (202) 239-3333

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box [ ]

If any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered in connection with dividend or interest reinvestment plans, check the following box [ ]

If this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto, check the following box [ ]

If this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box [ ]

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It is proposed that this filing will become effective (check appropriate box):

[ ] when declared effective pursuant to section 8(c) of the Securities Act

Check each box that appropriately characterizes the Registrant:

[X] Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (the “Investment Company Act”)).

[ ] Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act.

[ ] Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

[ ] A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

[ ] Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).

[ ] Emerging Growth Company (as defined by Rule 12b-2 under the Securities and Exchange Act of 1934).

[ ] If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

[X] New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

This Registration Statement on Form N-2 has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act. However, shares of beneficial interest (“Shares”) of the Registrant are not being registered under the Securities Act because such Shares will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of the Securities Act. Investments in the Registrant may only be made by natural persons or entities that are (i) “accredited investors” within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, within the meaning of the Securities Act, any Shares of the Registrant.

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AOG INSTITUTIONAL DIVERSIFIED MASTER FUND

CROSS REFERENCE SHEET

PARTS A AND B

ITEM NO.	REGISTRATION STATEMENT CAPTION	CAPTION IN PART A OR PART B
PART A
1.	Outside Front Cover	Not Required
2.	Cover Pages; Other Offering Information	Not Required
3.	Fee Table and Synopsis	Fee Table
4.	Financial Highlights	Not Required
5.	Plan of Distribution	Not Required
6.	Selling Shareholders	Not Required
7.	Use of Proceeds	Not Required
8.	General Description of the Registrant	General Description of the Registrant
9.	Management	Management
10.	Capital Stock, Long-Term Debt and Other Securities	Capital Stock, Long-Term Debt and Other Securities
11.	Defaults and Arrears on Senior Securities	Not Applicable
12.	Legal Proceedings	Not Applicable
13.	Table of Contents of the Statement of Additional Information	Not Applicable
PART B
14.	Cover Page	Not Applicable
15.	Table of Contents	Not Applicable
16.	General Information and History	Not Applicable
17.	Investment Objective and Policies	Investment Objective and Policies
18.	Management	Management
19.	Control Persons and Principal Holders of Securities	Control Persons and Principal Holders of Securities
20.	Investment Advisory and Other Services	Investment Advisory and Other Services
21.	Portfolio Managers	Portfolio Managers
22.	Brokerage Allocation and Other Practices	Not Applicable
23.	Tax Status	Tax Status
24.	Financial Statements	Financial Statements

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PART C

The information required to be included in Part C is set forth under the appropriate Item, so numbered, in Part C of the Registration Statement.

PART A

Responses to Items 1, 2, 3.2, 4, 5, 6 and 7 of Part A have been omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2.

Responses to certain Items required to be included in Part A of this Registration Statement are incorporated herein by reference from the Registration Statement on Form N-2, including any subsequent amendments, of AOG Institutional Diversified Fund (the “Auction Feeder Fund”) (SEC File No. 811-23764), as filed with the Securities and Exchange Commission on December 15, 2021 (the “Auction Feeder Fund’s Registration Statement”), and the Registration Statement on Form N-2, including any subsequent amendments, of AOG Institutional Diversified Tender Fund (SEC File No. 811-23766), as filed with the Securities and Exchange Commission on December 16, 2021 (the “Tender Offer Fund’s Registration Statement). The Auction Feeder Fund and AOG Institutional Diversified Tender Fund (the “Tender Offer Feeder Fund” and together with the Auction Feeder Fund, the “Feeder Funds”) and AOG Institutional Diversified Master Fund (the “Master Fund”) are organized in what is commonly referred to as a “master-feeder” structure. Capitalized terms that are not otherwise defined shall have the respective meanings set forth in the Auction Feeder Fund’s Registration Statement.

ITEM 3.	FEE TABLE.

The following table illustrates the estimated fees and expenses that you would pay if you buy and hold shares of beneficial interest (“Shares”) in the Master Fund. Because the Master Fund has a limited operating history, many of these expenses are estimates.

Annual Expenses (as a percentage of the Fund’s average net assets)
Management Fee (1)	[●]%
Other Expenses (2)	0.65%
Acquired Fund Fees and Expenses (3)	1.25%
Total Annual Fund Expenses	[●]%

(1) In consideration of the services provided by the Adviser, the Master Fund pays the Adviser a fee, accrued daily and payable monthly, at the annual rate of [●]% of the Master Fund’s average daily Managed Assets. “Managed Assets” means the total assets of the Master Fund (including any assets attributable to money borrowed for investment purposes) minus the sum of the Fund’s accrued liabilities (other than money borrowed for investment purposes), and calculated before giving effect to any repurchase of shares on such date.

(2) Other Expenses are based on estimated amounts for the current fiscal year and include all direct operating expenses of the Master Fund, including a fee of 0.15% of average daily net assets payable to Nasdaq Private Market (which amount may be lower in any particular year). Other Expenses include the Master Fund’s organization and offering fees and expenses.

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(3) Includes the estimated fees and expenses of the funds (including privately offered pooled investment vehicles, such as hedge funds, which are issued in private placements to investors that meet certain suitability standards (“Private Markets Investment Funds”)) in which the Master Fund intends to invest, based upon estimated net assets of the Fund of $50 million during the Master Fund’s first 12 months of operations. Some or all of the Private Markets Investment Funds in which the Master Fund intends to invest charge carried interests, incentive fees or allocations based on the Private Markets Investment Funds’ performance. The Private Markets Investment Funds in which the Master Fund intends to invest generally charge a management fee of 1.00% to 2.00%, and approximately 15% to 20% of net profits as a carried interest allocation. The “Acquired Fund Fees and Expenses” disclosed above are based on historic fee information of the Private Markets Investment Funds in which the Master Fund anticipates investing, which may change substantially over time and, therefore, significantly affect “Acquired Fund Fees and Expenses.” The expense shown as “Acquired Fund Fees and Expenses” reflects operating expenses of the Private Markets Investment Funds (e.g., management fees, administration fees and professional and other direct, fixed fees and expenses of the Private Markets Investment Funds) after refunds, excluding any performance-based fees or allocations paid by the Private Markets Investment Funds that are paid solely on the realization and/or distribution of gains, or on the sum of such gains and unrealized appreciation of assets distributed in-kind, as such fees and allocations for a particular period may be unrelated to the cost of investing in the Private Markets Investment Funds.

Example

The purpose of the table above is to assist an investor in understanding the various costs and expenses that an investor in the Master Fund will bear directly or indirectly. The “Other Expenses” shown above are estimated based on estimated net assets of the Master Fund of $50 million. In the event that the net assets of the Master Fund were to be less than $50 million, the Master Fund’s estimated expenses as a percentage would be higher than the estimates presented above. For a more complete description of the various costs and expenses of the Master Fund, see the section entitled “Summary of Fees and Expenses” in the Auction Feeder Fund’s prospectus included in the Auction Feeder Fund’s Registration Statement (the “Auction Feeder Fund’s Prospectus”).

You would pay the following fees and expenses on a $1,000 investment, assuming a 5.00% annual return, and the Fund’s operating expenses (including one year of capped expenses in each period) remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

1 Year	3 Years	5 Years	10 Years
$24	$74	$126	$270

The example is based on the fees and expenses set forth in the table above, and should not be considered a representation of future expenses. Actual Fund expenses may be greater or less than those shown (and “Acquired Fund Fees and Expenses” also may be greater or less than that shown). Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example. If the Private Markets Investment Funds’ actual rates of return exceed 5%, the dollar amounts could be significantly higher as a result of the Private Markets Investment Funds’ incentive fees.

ITEM 8.	GENERAL DESCRIPTION OF THE REGISTRANT.

The Master Fund is a diversified, closed-end management investment company, organized as a Delaware statutory trust company on November 4, 2021 and registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

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Shares in the Master Fund are being issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Investments in the Master Fund may only be made by natural persons or entities that are “accredited investors” within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, within the meaning of the Securities Act, any Shares of the Registrant.

The Master Fund’s investment objective is to seek to provide total return. Information regarding the Master Fund’s investment objective, strategies and policies, the kinds of securities in which the Master Fund principally invests, other investment practices of the Master Fund and the risk factors associated with investments in the Master Fund are incorporated herein by reference from the sections entitled “Investment Program” and “Types of Investments and Related Risks” in the Auction Feeder Fund’s Prospectus.

ITEM 9.	MANAGEMENT.

A description of how the business of the Master Fund is managed is incorporated herein by reference from the sections entitled “Management of the Funds” and “Fees and Expenses” in the Auction Feeder Fund’s Prospectus. The following list identifies the specific sections of the Auction Feeder Fund’s Prospectus under which the information required by Item 9 of Form N-2 may be found; each listed section is incorporated herein by reference.

ITEM 9.1(a).	BOARD OF DIRECTORS.

See “Management of the Funds – The Board of Trustees.”

ITEM 9.1(b).	INVESTMENT ADVISERS.

See “Management of the Funds – The Adviser.”

ITEM 9.1(c).	PORTFOLIO MANAGEMENT.

See “Management of the Funds – Portfolio Management.”

ITEM 9.1(d).	ADMINISTRATORS.

See “Management of the Funds – Other Service Providers.”

ITEM 9.1(e).	CUSTODIANS.

See “Management of the Funds – Other Service Providers.”

ITEM 9.1(f).	EXPENSES.

See “Fees and Expenses.”

ITEM 9.1(g).	AFFILIATED BROKERAGE.

Not Applicable.

ITEM 9.2.	NON-RESIDENT MANAGERS.
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Not Applicable.

ITEM 9.3.	CONTROL PERSONS.

See response to Item 19 below. To the extent that any investor other than the Feeder Funds is the beneficial owner of more than 25% of the Shares of the Master Fund, such investor may be deemed to be a “control person” of the Master Fund for purposes of the 1940 Act.

ITEM 10.	CAPITAL STOCK, LONG-TERM DEBT, AND OTHER SECURITIES.

ITEM 10.1.	CAPITAL STOCK.

The Master Fund’s Declaration of Trust (the “Declaration of Trust”) authorizes the issuance of an unlimited number of full and fractional Shares of the Master Fund, each of which represents an equal proportionate interest in the Master Fund with each other Share. The Master Fund offers one class of Shares: Institutional Shares. Share certificates representing Shares will not be issued. The Master Fund’s Shares, when issued, are fully paid and non-assessable. The Master Fund does not intend to hold annual meetings of its Shareholders.

Shareholders will be entitled to the payment of distributions when, as and if declared by the Board. The Master Fund currently intends to make distributions to its Shareholders after payment of the Master Fund’s operating expenses including interest on outstanding borrowings, if any, no less frequently than annually. The 1940 Act may limit the payment of distributions to Shareholders. Each whole Share shall be entitled to one vote as to matters on which it is entitled to vote pursuant to the terms of the Declaration of Trust on file with the SEC. Upon liquidation of the Master Fund, after paying or adequately providing for the payment of all liabilities of the Master Fund, and upon receipt of such releases, indemnities and refunding agreements as they deem necessary for their protection, the Trustees may distribute the remaining assets of the Master Fund (in cash or in kind) among its Shareholders. The Shares are not liable to further calls or to assessment by the Master Fund. There are no pre-emptive rights associated with the Shares. Each Declaration of Trust provides that the Master Fund’s Shareholders are not liable for any liabilities of the Master Fund.

ITEM 10.2.	LONG-TERM DEBT.

Not applicable.

ITEM 10.3.	GENERAL.

Not applicable.

ITEM 10.4.	TAXES.

Information on the taxation of the Master Fund is incorporated herein by reference from the section entitled “U.S. Federal Income Tax Matters” in the Auction Feeder Fund’s Prospectus.

ITEM 10.5.	OUTSTANDING SECURITIES

As of the date of filing of this Registration Statement, all outstanding securities of the Master Fund are held by the Auction Feeder Fund.

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ITEM 10.6.	SECURITIES RATINGS.

Not applicable.

ITEM 11.	DEFAULTS AND ARREARS ON SENIOR SECURITIES.

Not applicable.

ITEM 12.	LEGAL PROCEEDINGS.

Not applicable.

ITEM 13.	TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION.

Not applicable.

PART B

Part B of this Registration Statement should be read in conjunction with Part A. Capitalized terms that are not otherwise defined shall have the respective meanings set forth in the Auction Feeder Fund’s Registration Statement.

Responses to certain Items required to be included in Part B of this Registration Statement are incorporated herein by reference from the Auction Feeder Fund’s Registration Statement.

ITEM 14.	COVER PAGE.

Not applicable.

ITEM 15.	TABLE OF CONTENTS.

Not applicable.

ITEM 16.	GENERAL INFORMATION AND HISTORY.

Not applicable.

ITEM 17.	INVESTMENT OBJECTIVE AND POLICIES.

Part A contains basic information about the investment objective, policies and limitations of the Master Fund. This Part B supplements the discussion in Part A of the investment objective, policies, and limitations of the Master Fund.

Information on the fundamental investment policies and the non-fundamental investment policies and limitations of the Master Fund, the types of investment techniques used by the Master Fund and certain risks attendant thereto, as well as other information on the Master Fund’s investment process, is incorporated herein by reference from the sections entitled “Investment Program” and “Types of Investments and Related Risks” in the Auction Feeder Fund’s Prospectus, and from the sections entitled “Investment Policies and Practices” and “Investment Objectives and Restrictions” in the Auction Feeder Fund’s statement of additional information included in the Auction Feeder Fund’s Registration Statement (the “Auction Feeder Fund’s SAI”), to the extent applicable to the Master Fund.

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ITEM 18.	MANAGEMENT.

Information in response to this item is incorporated herein by reference from the section entitled “Management of the Funds – The Board of Trustees” in the Auction Feeder Fund’s Prospectus and the section entitled “Trustees and Officers of the Funds” in the Auction Feeder Fund’s SAI.

ITEM 19.	CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.

Each Feeder Fund intends to invest substantially all of its assets in the Master Fund and, therefore, is expected to become a 5% holder of the Master Fund’s Shares.

ITEM 20.	INVESTMENT ADVISORY AND OTHER SERVICES.

Information on the investment advisory and other services provided for or on behalf of the Master Fund is incorporated herein by reference from the sections entitled “Management of the Funds” and “Fees and Expenses” in the Auction Feeder Fund’s Prospectus and the sections entitled “The Adviser,” “The Administrator,” “The Transfer Agent,” “The Custodian,” “Independent Registered Public Accounting Firm” and “Legal Counsel” in the Auction Feeder Fund’s SAI.

ITEM 21.	PORTFOLIO MANAGERS.

Information regarding the portfolio managers of the Master Fund is incorporated herein by reference from the section entitled “Management of the Funds – Portfolio Management” in the Auction Feeder Fund’s Prospectus and the section entitled “Portfolio Management” in the Auction Feeder Fund’s SAI.

ITEM 22.	BROKERAGE ALLOCATION AND OTHER PRACTICES.

Not applicable.

ITEM 23.	TAX STATUS.

Information on the taxation of the Master Fund is incorporated herein by reference from the section entitled “U.S. Federal Income Tax Matters” in the Auction Feeder Fund’s Prospectus.

ITEM 24.	FINANCIAL STATEMENTS.

The Master Fund will issue a complete set of financial statements on a semi-annual basis prepared in accordance with generally accepted accounting principles. To date, the Master Fund has not conducted any business, other than in connection with its organization.

Part C: Other Information

Item 25. Financial Statements and Exhibits.

(1)	Financial Statements – not applicable.

(2)	Exhibits
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(a)(i)	Certificate of Trust*

(a)(ii)	Agreement and Declaration of Trust*

(b)	By-Laws*

(c)	Voting Trust Agreement – not applicable.

(d)	Instruments Defining Rights of Shareholders – none other than the Declaration of Trust and By-laws.

(e)	Dividend Reinvestment Plan – not applicable.

(f)	Not applicable.

(g)(i)	Investment Advisory Agreement between Registrant and Alpha Omega Group, Inc. dba(AOG Wealth Management (the “Adviser”)*

(h)	Not applicable.

(i)	Bonus or Profit Sharing – not applicable.

(j)	Form of Custody Agreement between Registrant and Fifth Third Bank, National Association*

(k)	Other Material Contracts:

(i)	Form of Administration, Transfer Agency, and Fund Accounting Agreement between Registrant and Ultimus Fund Solutions, LLC*
(ii)	Form of Compliance and CCO Services Agreement between Registrant and PINE Advisors, LLC (“PINE”)*

(l)	Not applicable.

(m)	Not applicable.

(n)	Not applicable.

(o)	Omitted Financial Statements – not applicable.

(p)	Initial Capital Agreement – not applicable.

(q)	Not applicable.

(r)	Code of Ethics:

(i)	The Code of Ethics for the Registrant *

(ii)	The Code of Ethics for the Adviser*
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(iii)	The Code of Ethics for the Administrator*
*Previously filed.

Item 26. Marketing Arrangements.

Not applicable.

Item 27. Other Expenses of Issuance and Distribution.

SEC Registration Fees	$___________
Legal Fees	$___________
FINRA Fees	$___________
Blue Sky Fees	$___________
Accounting Fees	$___________
Printing Fees	$___________
Total	$___________

To be provided by amendment.

Item 28. Persons Controlled by or Under Common Control.

None.

Item 29. Number of Holders of Securities.

As of June 22, 2022

Title of Class	Number of Record Holders
Common Shares	1

Item 30. Indemnification.

Section 2 of Article VII of the Registrant’s Agreement and Declaration of Trust (the “Declaration of Trust”) states that the Trust shall indemnify and advance expenses to its currently acting and former Trustees to the fullest extent that indemnification of Trustees is permitted by the Delaware Act. The Trust shall indemnify and advance expenses to its currently acting and former officers to the same extent as its Trustees and to such further extent as is consistent with law. The Board of Trustees may by By-law, resolution or agreement make further provision for indemnification of Trustees, officers, employees and agents to the fullest extent permitted by the Delaware Act. No provision of this Article VII, Section 2 shall be effective to protect or purport to protect any Trustee or officer of the Trust against any liability to the Trust or its Shareholders to which he would otherwise be subject by reason of bad faith, willful misfeasance, gross negligence or reckless disregard of the duties expressly set forth herein. No amendment to the Declaration of Trust shall affect the right of any person under this Section 2 based on any event, omission or proceeding prior to such amendment.

Item 31. Business and Other Connections of Adviser.

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Information as to the managers and officers of Alpha Omega Group, Inc. dba AOG Wealth Management, the Registrant's investment adviser (“Advisor”), together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by the directors and officers of the Advisor in the last two years, is included in its registration as an investment adviser on Form ADV (File No. 801-77736) filed under the Investment Advisers Act of 1940 and is incorporated herein by reference thereto.

To be updated by amendment.

Item 32. Location of Accounts and Records.

Certain required books and records are maintained by the Registrant and the Advisor at 11911 Freedom Drive, Suite 730, Reston, VA 20190. The other accounts, books or other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940, and the rules promulgated thereunder, are kept by the Fund’s administrator, fund accountant, and transfer agent, Ultimus Fund Solutions, LLC, 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246, or its custodian Fifth Third Bank, National Association, 38 Fountain Square Plaza, Cincinnati, OH 45202.

Item 33. Management Services.

Not Applicable.

Item 34. Undertakings

Not Applicable.

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Signatures

Pursuant to the requirements of the Investment Company Act of 1940, the Fund has caused this Registration Statement to be signed on its behalf by the undersigned duly authorized person, in Reston, Virginia on June 22, 2022.

AOG INSTITUTIONAL DIVERSIFIED MASTER FUND

By:	/s/ Frederick Baerenz
Name:	Frederick Baerenz
Title:	President

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